EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

1.	American Life & Security Corp., a Nebraska corporation

2.	1505 Capital LLC, a Delaware limited liability company

3.	Seneca Reinsurance Company, LLC, a Vermont limited liability company